Exhibit 5.2

SCOTT WILSON RPA	www.scottwilson.com
www.scottwilsonmining.com

Suite 501 55 University Ave. Toronto, Ontario M5J 2H7 Tel: (416) 947-0907 Fax: (416) 947-0395 Email: graham.clow@scottwilson.com

November 16, 2007

VIA EDGAR

United States Securities and Exchange Commission

Re:	North American Palladium Ltd. (the "Corporation") Amendment No. 1 to Registration Statement on Form F-10, dated November 16, 2007

We are a firm of independent geological and mining engineering consultants and we have prepared technical report on the Lac des Iles Project (the "Technical Report") dated October 31, 2007 for the Corporation.

We refer to the Corporation's Amendment No. 1 to Registration Statement on Form F-10, dated November 16, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended (the "Registration Statement"). We hereby give our consent to the use of our name, references to and excerpts from the Technical Report which have been incorporated into the Registration Statement.

We have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein, or documents incorporated therein by reference, derived from the Technical Report or that are within our knowledge as a result of the services performed by us in connection with the preparation of the Technical Report.

Yours truly,

/s/  GRAHAM G. CLOW

Graham G. Clow, P. Eng.
Managing Director
Scott Wilson Roscoe Postle Associates Inc.